                                                                   EXHIBIT 10.13
                                                                       2000 10-K

                           FIRST NORTHERN SAVINGS BANK

                  MANAGEMENT INCENTIVE COMPENSATION PLAN (MIP)

         This document describes the annual Management Incentive Compensation Plan (the Plan) covering the key managers of First Northern Savings Bank

PURPOSE

         Incentive compensation is an essential element of a cash compensation program. The Plan is designed to direct the efforts of those whose duties, responsibilities and decisions have a significant impact on the achievement of the Savings Bank's basic business objectives by initiating actions, rather than merely responding to external conditions. Specific objectives of the Plan are to:

         -        Contribute toward achieving short-term performance goals;

         -        Recognize and reward superior individual performance;

         - Assure corporate financial gain before incentive payments are earned;

         - Provide compensation which is competitive with the market place; and

         -        Restrict participation to key officers.

PLAN DESCRIPTION

         To meet the above objectives, the Plan provides incentive reward opportunities in return for outstanding performance. The Plan is a "look forward" plan which generates incentive funds based on actual operating results measured against predetermined performance goals.

         The Plan is integrally related to the Savings Bank's salary program in that the incentive award opportunities are measured as a designated percent of each Participant's Base Salary. The combination of Base Salary and Targeted Incentive Award is designed to provide the Participant with total cash compensation that is consistent with each Participant's respective position and individual performance.

Under the Plan, two factors determine the amount of incentive awards each Participant will receive:

         - The Savings Bank's corporate performance measured against predetermined financial goals, and

         - Each Participant's individual performance measured against predetermined individual goals.


PLAN ADMINISTRATION

         The Board of Directors has final authority for Plan provisions and the Compensation Committee of the Board (the Committee) has the responsibility for supervising the administration of the Plan.

ELIGIBILITY

         Eligible positions are those whose decisions have a material and direct impact on annual operating results. Eligibility for participation does not necessarily mean participation every year. Participants will be designated annually by the Committee. This designation will take place prior to the beginning of the Savings Bank's fiscal year, except:

         (a) If an officer is hired during the program year, it is up to the discretion of the Committee to determine if that person is included in the Plan and to what extent of their annual Base Salary.

         (b) If a promotion places a person into the plan during the year, they will receive a pro-rated share for the time they are into their new position based on their salary while in the Plan.

SIZE OF AWARDS

         Targeted Incentive Awards should be consistent with the competitive labor market and should reflect the responsibility levels of the Participants. The Participants are grouped into tiers to reflect the various responsibility levels of the Participants, and a targeted incentive percentage of Base Salary is established for each tier. The incentive percentages for the responsibility tiers are shown below:

                          Incentive Award Opportunities
                               (As a % of Salary)

      Responsibility
           Tier                      Threshold                   Target                     Maximum
           ----                      ---------                   ------                     -------
          Tier I                       17.5%                      25.0%                      50.0%
          Tier II                      14.0%                      20.0%                      40.0%
         Tier III                      10.5%                      15.0%                      30.0%
          Tier IV                      7.0%                       10.0%                      20.0%

         Participant's base salaries are multiplied by their respective target incentive percentage to determine their Targeted Incentive Award. Targeted Incentive Awards represent incentive funds that will be earned for each position if the Savings Bank and the Participant achieved the predetermined goals. Actual incentive awards may be higher or lower than targeted levels, depending on actual operating results compared to predetermined goals.

INCENTIVE MIX

         A portion of each Participant's incentive opportunities is based on corporate performance and a portion on individual performance. The following table shows the distribution of awards based on corporate performance and awards based on individual performance. The higher the responsibility tier, the greater percentage of the award opportunity is based on corporate performance.

                                             Performance Mix
                                             ---------------
                          Tier                   Corporate                Individual
                          ----                   ---------                ----------
                            I                       100%                      ---
                           II                        75                       25
                           III                       50                       50
                           IV                        50                       50

         The individual portion of the incentive award will be based on the measured performance of each Participant, based on the results of the targets and goals performance appraisal process.

         Individual awards can be earned independently of the financial performance of the Savings Bank. Therefore, individuals may receive incentive awards even if the Savings Bank does not meet its goals. Individual incentive awards will only be paid for outstanding performance. Individual incentive awards will be recommended by the Chief Executive Officer (CEO) and approved by the Committee.

INCENTIVE POOL

         The size of the incentive pool will be based on the Savings Bank's operating success relative to goal. The Plan requires establishing annual performance goals and measures actual operating results relative to the established goals to generate the incentive awards.


         GOAL SETTING


         Annual performance goals will be established at the beginning of each year. The CEO will make such recommendations to the Committee for subsequent approval. If mutually agreed upon performance goals cannot be reached, the Committee has final authority to set the performance goals. The performance criteria will be communicated in Appendix A to the Plan for that year.


         INCENTIVE MATRIX


         Each year an incentive compensation matrix is prepared that relates the performance criteria to the Factor Applied to Targeted Incentive Award (the Factor). In the matrix, the performance criteria are expressed as a percentage of the predetermined performance goals.

         At the beginning of each year, the CEO will recommend an incentive compensation matrix to the Committee for their approval. The matrix approved by the Committee shall become Appendix A to the Plan for that year.


         PERFORMANCE THRESHOLD


         To protect ownership interests, there will be a threshold performance level below which no Corporate Incentive Awards will be earned. If actual operating results do not meet the minimum levels on the matrix, no Corporate Incentive Awards will be funded, but Individual Awards can still be earned by Participants if the Savings Bank earned profits. If there are not profits, however, no Individual Incentive Awards can be earned.


         MAXIMUM


         The maximum incentive award that can be funded shall be two times the Targeted Incentive Award to protect against windfall profits and poor planning. The maximum Factor that may be used in the incentive matrix is two times.

CORPORATE INCENTIVES

         If the Savings Bank achieves or exceeds the annual goals, then incentive pool is generated. The corporate portion of the incentive pool is automatically earned by Participants.

INDIVIDUAL INCENTIVES

         If an incentive pool is generated by Savings Bank performance, the individual portion for each Participant is based on measured individual performance. The portion of incentive that is based on individual performance can be earned regardless of overall Savings Bank performance. If the Savings Bank failed to meet the threshold performance, individual incentive opportunities are still possible and would be measured as a percent of targeted individual portions.

         Individual incentive awards will be based on measured performance of each Participant, as reflected in the Savings Bank's performance evaluation process. The CEO will recommend incentive awards based on individual performance, for Committee approval.

FORM AND TIMING

         Distribution of the earned incentive awards shall be paid in cash to the Participants in one installment within thirty (30) days following the close of the Savings Bank's fiscal year for which the incentive was computed. To the extent that it is not possible to compute the incentive within thirty (30) days following the close of the Savings Bank's fiscal year, an estimated payment may be made with proper adjustment as soon as practical.

         In the case of death of a Participant, between the end of the fiscal year and the following 30 days, the total incentive earned shall be paid to the beneficiary designated in writing by the Participant. In case of a failure of the Participant to designate a beneficiary, payment will be made to the Participant's estate.

TERMINATION

         Upon voluntary termination or involuntary termination during the year, all accrued benefits of the Participant are lost. In the case of retirement, death or permanent disability during the Plan year, funded incentive awards will be paid at the end of the year, on a pro-rata basis.

         If the Participant takes a leave of absence during the year, they will not accrue any benefits for the time they are absent (adjusted to the nearest half-month).

REORGANIZATION CLAUSE

         In the event of a significant change in organization by reason of merger, acquisition, or other changes, the Committee will take any appropriate action necessary to assure that outstanding incentive opportunities for the Participants are not adversely affected by any such type of reorganization.

AMENDMENT

         The Board of Directors can change, amend or terminate the Plan at any time, except that no such action will adversely affect any outstanding incentive opportunities of the Participants.

DEFINITIONS

         1. Average Assets shall mean the monthly average of assets for the calendar year.

         2. Base Salary shall mean the total base salary earned by each Participant during the calendar year of the Plan.

         3. Corporate Incentive Award shall mean the amount that is actually accrued for and paid Participant based on each Participant's individual performance.

         4. Individual Incentive Award shall mean the amount that is actually accrued for and paid to each Participant based on each Participant's individual performance.

         5. Return on Assets shall mean net income after taxes, before dividends, for the year, divided by average assets.

         6. Targeted Incentive Award shall mean the amount that would be earned if the Savings Bank and the individual achieved predetermined goals.